UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2010

GTx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50549	62-1715807
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee 38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 3, 2010, the Board of Directors (the “Board”) of GTx, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Barrington Furr, Ph.D., to the Board effective as of January 1, 2011, to serve as a Class I director with a term to expire at the Company’s 2011 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal. Dr. Furr was also appointed as a member of the Nominating and Corporate Governance Committee of the Board, effective immediately upon his election to the Board on January 1, 2011.

Effective upon his election to the Board, Dr. Furr will be granted a nonstatutory stock option to purchase 15,000 shares of the Company’s Common Stock (the “Initial Grant”) under the GTx, Inc. Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The shares subject to the Initial Grant will vest in a series of three successive equal annual installments measured from the date of grant, such that the Initial Grant will be fully vested on the three year anniversary of the date of grant, subject to Dr. Furr’s Continuous Service (as defined in the Directors’ Plan). Notwithstanding the foregoing, the vesting of the Initial Grant may be subject to acceleration under terms of the Directors’ Plan in connection with certain corporate transactions, including in connection with a change in control of the Company. As a non-employee director, Dr. Furr will also be entitled to receive annual grants (currently comprised of a stock option grant for 10,000 shares of the Company’s Common Stock) under the Directors’ Plan in connection with each annual meeting of the Company’s stockholders. Such annual grants will vest in a series of three successive equal annual installments measured from the date of grant, subject to Dr. Furr’s Continuous Service and to vesting acceleration as set forth above.

Dr. Furr will also be entitled to receive a retainer paid in quarterly increments based on an annualized rate of $25,000 a year, as well as a daily fee of $2,000 for each meeting of the Board (and its committees) for which Dr. Furr is in attendance (or a daily $750 telephonic meeting fee), payable quarterly in arrears. As a non-employee director, Dr. Furr will be eligible to defer all or a portion of his fees under the Company’s Directors’ Deferred Compensation Plan (the “Deferred Plan”). Deferrals can be made under the Deferred Plan into a cash account, a stock account, or a combination of both. Deferrals into a cash account would accrue interest at the prime rate of interest announced from time to time by a local bank utilized by the Company, and deferrals into a stock account would accrue to Dr. Furr rights in shares of the Company’s Common Stock equal to the cash compensation then payable to Dr. Furr for his Board service divided by the then current fair market value of the Company’s Common Stock. Under the Deferred Plan, amounts credited to cash or stock accounts are distributed in a single lump sum on the date, if any, selected by the non-employee director pursuant to his or her election or, if no such election is made or the selected distribution date is after his or her separation from service, then the distribution would be made on the date of his or her separation from service in the form of a single lump sum (subject to deferral under certain circumstances). Non-employee directors are fully vested in any amounts that they elect to defer under the Deferred Plan.

The Company intends to enter into its standard form of indemnification agreement with Dr. Furr (the “Indemnity Agreement”). The Indemnity Agreement provides, among other things, that the Company will indemnify Dr. Furr, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his service to the Company as a director, and otherwise to the fullest extent under applicable law.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.
Dated: November 8, 2010	By:	/s/ Henry P. Doggrell
Henry P. Doggrell,
Vice President, General Counsel and Secretary